POWER OF ATTORNEY

         Know all by these presents, that the undersigned hereby constitutes and appoints each of Adolph J. Ferro and Gilbert N. Miller, signing singly, the undersigned's true and lawful attorney-in-fact to:

         1. Execute for and on behalf of the undersigned, in the undersigned's capacity as a director of Agritope, Inc., a Delaware Corporation (the "Company"), Forms 10-K, 10-Q or 8-K, and any amendments thereto, in accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         2. Do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 10-K, 10-Q or 8-K, and any amendments thereto, and timely file such forms and amendments with the United States Securities and Exchange Commission and the Nasdaq Stock Market, Inc. or similar authority.

         3. Take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to sign Forms 10-K, 10-Q and 8-K, and amendments thereto, on behalf of the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 19th day of December, 1998.



                                             /S/ W. Charles Armstrong
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